GECC SERIES A FIXED RATE PRICING SUPPLEMENT
PROSPECTUS	Pricing Supplement No. 3940
Dated November 21, 2002	Dated August 18, 2003
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated November 22, 2002	No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: August 18, 2003

Settlement Date (Original Issue Date): August 21, 2003

Maturity Date: August 21, 2004

Principal Amount (in Specified Currency): US$ 1,000,000

Price to Public (Issue Price): The Notes are being purchased by the Agent at 100% of their principal amount and will be resold by the Agent at varying prices determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of the Notes that may be deemed underwriting discounts or commission, see "Plan of Distribution" below.

Agent's Discount or Commission: 0.00%

Net Proceeds to Issuer: US$ 1,000,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): plus 8 basis points

Spread Multiplier: N/A

Index Maturity: Three Months

Index Currency: U.S. Dollars

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 3940
Dated August 18, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Interest Payment Period: Monthly

Interest Payment Dates: Monthly on the 21st of each month, commencing September 21, 2003.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the three month USD LIBOR plus 8 basis points.

Interest Reset Periods and Dates: Monthly on each Interest Payment Date.

Interest Determination Dates: Monthly, two London Business Days prior to each Interest Reset Date.

Clearance and Settlement:

_X_ DTC only

_ DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GD92

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

(Floating Rate)
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Pricing Supplement No. 3940
Dated August 18, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

Additional Information:

General.

At June 30, 2003 the Company had outstanding indebtedness totaling $284.519 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2003 excluding subordinated notes payable after one year was equal to $283.635 billion.

(Floating Rate)
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Pricing Supplement No. 3940
Dated August 18, 2003
Rule 424(b)(3)-Registration Statement
No. 333-100527

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Six Months ended June 30, 2003
1998	1999	2000	2001	2002
1.50	1.60	1.52	1.72	1.65	1.76

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

GECC Capital Markets Group, Inc. is acting as Agent in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.0% of the principal amount of the Notes. The Agent has advised the Issuer that the Agent proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.